Universal Travel Group Announces $3.5 Million Financing; Unwinding of Tianjin Golden Dragon Acquisition and Revision of 2007 Guidance

Universal Travel Group (OTCBB:UTVG), a fast growing travel services provider in China specializing in packaged tours, air ticketing, hotel reservation and air cargo transportation, today announced it has signed an agreement for $3.5 million in financing from three Chinese financial institutions in exchange for 1,301,481 shares of Universal Travel common stock at a price of $2.70 per share. The proceeds will be used exclusively to reduce debt from past acquisitions. The funds are being paid in three installments. The first installment of $600,000 was paid upon execution of the agreement. The second installment of $1.4 million is to be paid no later than February 28, 2008 and the balance, $1.5 million, is to be paid no later than ten days after the filing of the company's 2007 annual report. The company is under no obligation to register the shares on behalf of the purchasers.

The company also announced that it is in the process of unwinding the previously announced acquisition of 90% of the outstanding capital stock of Tianjin Golden Dragon. Universal Travel Group said information has come to its attention since the acquisition was announced that indicates the value of Tianjin Golden Dragon is significantly below the original purchase price of $7,889,000. Universal Travel and Tianjin Golden Dragon have agreed to unwind the acquisition. As a result of this development, management is marginally lowering its previously issued fiscal 2007 financial guidance. Revenue is now expected to come in between $41 million and $42 million, a year-over-year increase of 310% to 320% from $10.01 million reported in fiscal 2006. Net income is now expected to be in the range of $8.3 million to $8.5 million, or $0.22 to $0.23 earnings per share, an increase of 225% to 233% from $2.55 million reported in fiscal year 2006. The company plans to issue its fiscal 2007 operating results by the end of March.

Universal Travel Group's Chairwoman and CEO Jiangping Jiang said, "While we are disappointed that the acquisition of Tianjin Golden Dragon ultimately did not work out, it is incumbent upon us on behalf of our shareholders to evaluate acquisition opportunities that not only best fit our needs as an evolving travel services provider, but appropriately reflect a reasonable and fair purchase price based on the target company's financial standing and outlook. Upon further due diligence, we determined that the operations of Tianjin Golden Dragon did not meet our parameters and the acquisition of the company was not in the best interest of shareholders. We will continue to judiciously evaluate acquisition candidates in an effort to expand our market share across strategic geographic locations within China.

Jiang continued, "For fiscal 2008, our focus will primarily be on packaged tours and e-commerce as a way to accelerate the growth of our air ticketing and hotel reservation businesses, while enhancing overall industry credibility and brand recognition. As we have noted repeatedly in the past, we continue to view this summer's Beijing Olympics as a strong catalyst for Universal Travel Group's performance in the intermediate-term and through the end of the year."

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About Universal Travel Group

Universal Travel Group, a fast growing travel services provider in China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. Universal Travel Group has completed acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi'an Golden Net, specializing in travel packaged tours; and Shanghai LanBao, specializing in hotel reservation. In October, UTVG completed the acquisition of Foshan Overseas International, a China-based company that handles domestic and international travel inquiries as well as corporate travel, offering specialized packages that include national and international air ticket booking, hotel reservations, conference center reservations and rental cars. Universal Travel's goal is to become China's leading travel services provider in all fields of tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information, visit http://www.chutg.com.

A profile for Universal Travel Group investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at 646-200-6314, e-mail: Jacalyn@chutg.com, or contact Susan Zhou or Frank Hawkins, Hawk Associates, at 305-451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive
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Forward-looking Statement: The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

For Universal Travel Group, New York
Investor Relations Contact:
Hawk Associates, Inc.
Susan Zhou and Frank Hawkins, 305-451-1888
E-mail: info@hawkassociates.com
http://www.hawkassociates.com